Exhibit 99.1

ACE-Breast-02 Pivotal Phase 3 Study of Ambrx’s ARX788 for the Treatment of HER2 Positive Metastatic Breast Cancer Achieves Positive Results

Interim analysis of the ACE-Breast-02 study being conducted by Ambrx’s partner, NovoCodex Biopharmaceuticals, was completed by the Independent Data Monitoring Committee (IDMC)

The pivotal Phase 3 ACE-Breast-02 study met its pre-specified interim primary efficacy endpoint with statistical significance, demonstrating a greater progression free survival benefit compared to the control

SAN DIEGO, March 1, 2023 – Ambrx Biopharma Inc., or Ambrx, (NYSE: AMAM) announced today that it has been informed by its partner, NovoCodex Biopharmaceuticals, Inc. (NovoCodex), that an interim analysis for ACE-Breast-02, a randomized Phase 3 breast cancer clinical trial investigating Ambrx’s ARX788, an anti-HER2 antibody drug conjugate (ADC), has met its pre-specified interim primary efficacy endpoint with statistical significance, demonstrating a greater progression free survival (PFS) benefit compared to the active control.

ACE-Breast-02 is a randomized, controlled pivotal Phase 3 clinical trial of humanized anti-HER2 monoclonal antibody-AS269 conjugate (ARX788) in the treatment of HER2 positive patients with locally advanced or metastatic breast cancers in China.

The trial enrolled 441 HER2 positive breast cancer patients who have been previously treated with taxane and trastuzumab. Eligible subjects were randomly assigned in a 1:1 ratio to receive ARX788 or the control drugs, lapatinib combined with capecitabine. The primary endpoint was PFS based on Blinded Independent Review Committee (BIRC) assessment. An interim analysis was conducted by an Independent Data Monitoring Committee (IDMC) when two thirds (2/3) of the PFS events occurred.

After reviewing the interim results, the IDMC informed NovoCodex that the ACE-Breast-02 study met its pre-specified interim primary efficacy endpoint with statistical significance, demonstrating a greater PFS benefit compared to the control.

Based on the results from the interim analysis, NovoCodex plans to submit a communication application to seek marketing approval in China pending discussion with National Medical Products Administration (NMPA).

Daniel O’Connor, Chief Executive Officer of Ambrx commented: “We congratulate our partner, NovoCodex, on this positive Phase 3 study. The positive results from this large Phase 3 study provide further support for our rationale to develop ARX788 globally in HER2 positive breast cancer patients.”

ARX788 is an anti-HER2 ADC currently being studied broadly in breast cancer, gastric/GEJ cancer and other solid tumor clinical trials with our partner NovoCodex. The United States Food and Drug Administration (FDA) has granted Fast Track Designation for ARX788 in HER2+ metastatic breast cancer and Orphan Drug Designation for ARX788 in gastric cancer. The NMPA has granted Breakthrough Therapy Designations for ARX788 in breast cancer.

In June 2013, Ambrx entered into a collaboration with Zhejiang Medicine Co., Ltd., which was transferred to it subsidiary NovoCodex, to develop and commercialize ARX788, Ambrx’s most advanced internally developed site-specific ADC targeting HER2-positive breast cancer. Under the agreement, NovoCodex licensed commercial rights for ARX788 in China while Ambrx retained commercial rights outside of China and is entitled to receive royalties on sales of ARX788 in China.

About Ambrx Biopharma Inc.

Ambrx is a clinical stage biopharmaceutical company using an expanded genetic code technology platform to discover and develop Engineered Precision Biologics. These include next generation antibody drug conjugates (ADCs) and other engineered therapies to modulate the immune system. Ambrx is advancing a focused portfolio of clinical and preclinical programs designed to optimize efficacy and safety in multiple cancer indications, including ARX517, its proprietary ADC the prostate-specific membrane antigen (PSMA) and ARX788, its proprietary ADC targeting HER2. In addition, Ambrx has preclinical and clinical collaborations with multiple partners for drug candidates generated using Ambrx technology. Ambrx spun out of The Scripps Research Institute in 2003 and has several other product candidates involving ADCs and other aspects of Ambrx’s protein engineering technology. For more information, please visit www.ambrx.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by the words “intend,” “plan,” and similar expressions, and include, without limitation, express or implied statements regarding Ambrx’s beliefs and expectations regarding the potential benefits of ARX788, clinical development and strategic plans for ARX788 and the timing of trial updates, the potential for ARX788 to obtain marketing approval, and data updates and milestones related to ARX788. Forward-looking statements are based on Ambrx’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the continuing impact of the COVID-19 pandemic and other public health-related risks and events on Ambrx’s business, operations, strategy, goals and anticipated milestones; Ambrx’s ability to execute on its strategy including with respect to the timing of its R&D efforts, initiation of clinical trials and other anticipated milestones; risks associated with development and marketing approval of novel therapeutics, including potential delays in clinical trials and regulatory submissions and the fact that future clinical trial results/data may not be consistent with interim, initial or preliminary results/data or results/data from prior preclinical studies or clinical trials; Ambrx’s ability to fund operations as anticipated; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Ambrx’s Annual Report on Form 20-F filed with the SEC on April 26, 2022, and elsewhere in Ambrx’s filings and reports with the SEC. Forward-looking statements contained in this press release are made as of this date, and Ambrx undertakes no duty to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contacts

INVESTORS

Mike Moyer

LifeSci Advisors

617-308-4306

mmoyer@lifesciadvisors.com

MEDIA

Mike Tattory

Account Supervisor

LifeSci Communications

media@ambrx.com

Source: Ambrx Biopharma, Inc.

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